UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 333-76956-21

               The Village at Breckenridge Acquisition Corp., Inc.
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             (Exact name of registrant as specified in its charter)

               137 Benchmark Road, Avon, CO 81620 (970) 845-2500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           The Guarantee of 8 3/4% Senior Subordinated Notes Due 2009
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            (Titles of each class of securities covered by this Form)

                                      None
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    (Titles of all other class of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |_|     Rule 12h-3(b)(1)(i)         |X|
         Rule 12g-4(a)(1)(ii)    |_|     Rule 12h-3(b)(1)(ii)        |_|
         Rule 12g-4(a)(2)(i)     |_|     Rule 12h-3(b)(2)(i)         |_|
         Rule 12g-4(a)(2)(ii)    |_|     Rule 12h-3(b)(2)(ii)        |_|
                                         Rule 15d-6                  |_|

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Industries Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 23, 2002               By:  /s/ Martha D. Rehm
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                                          Name:   Martha D. Rehm
                                          Title:  Sr. Vice President